Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
Series I preferred stock
Of
TOWERSTREAM CORPORATION

Towerstream Corporation, a Delaware corporation (the Corporation), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on May  23, 2018:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the Board of Directors ) by the provisions of Article FOURTH of the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), there is hereby created, out of the 5,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation authorized in Article FOURTH of the Certificate of Incorporation, a series of the preferred stock consisting of 100 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the preferred stock of the Corporation):

Section 1.     Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the Series I Non-convertible Preferred Stock (the “Series I Preferred Stock”). The authorized number of shares of Series I Preferred Stock shall be100 shares.

Section 2.     Definitions. As used herein with respect to the Series I Preferred Stock, in addition to those terms defined herein, the following terms shall have the following meanings:

(a)     “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)     “Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(c)     “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(d)     “Holder” or “holder” means a holder of record of the Series I Preferred Stock.

(e)     “Fundamental Transaction” means that (i) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) any other Person unless immediately following the closing of such transaction or series of related transactions the Persons holding more than 50% of the Voting Stock of the Corporation prior to such closing continue to hold more than 50% of the Voting Stock of the Corporation following such closing, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) assist any other Person in making a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) excluding any equity financing transaction in which shares of Voting Stock are issued, or (5) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

(f)     “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(g)     “Trading Day” means any day on which the OTCQB (or such other successor national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) is open for the transaction of business.

(h)     “Transfer Agent” means the Corporation..

(i)      “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 3.     Ranking. Except to the extent that the holders of at least a majority of the outstanding shares of Series I Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock of the Corporation (when and if issued), except for shares of Series G Convertible Preferred Stock and shares of Series H Convertible Preferred Stock (such junior stock is referred to herein collectively as “Junior Stock”), shall be junior in rank to all shares of Series I Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the occurrence of a Liquidation Event. For purposes hereof, a “Liquidation Event” shall mean a Fundamental Transaction, liquidation, dissolution or winding-up of the Corporation. For the avoidance of doubt shares of Series G Convertible Preferred Stock and shares of Series H Convertible Preferred Stock shall be considered Senior Preferred Stock. The rights of all such Junior Stock shall be subject to the rights, powers, preferences and privileges of the shares of Series I Preferred Stock. Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series I Preferred Stock in respect of the preferences as to dividends, distributions and payments upon a Liquidation Event (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series I Preferred Stock in respect of the preferences as to dividends, distributions and payments upon a Liquidation Event (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the date on which any shares of Series I Preferred Stock remain outstanding.

Section 4.     Redemption of Series I Preferred Stock Upon a Liquidation Event. To the extent not prohibited by law, all but not less than all, of the then-outstanding shares of Series I Preferred Stock shall be automatically redeemed with no further action or notice required by the Corporation or Holder at a redemption price per share of Series I Preferred Stock equal to the amount that equals the “Net Liquidation Funds” from the Liquidation Event, if any, divided by the number of shares of Series I Preferred Stock then-outstanding. In the event of a Liquidation Event, Holder(s) of Series I Preferred Stock shall be redeemed and shall be entitled to receive, per share of Series I Preferred Stock, in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), a one-time redemption payment in full satisfaction of all obligations to Holder and in cancellation of the Series I Preferred Stock equal to the quotient of (i) the product of (x) the remainder of Liquidation Funds available for distribution (including any deferred amounts) minus: (A) distribution or payment in full to the holders of the Corporation’s Series G Convertible Preferred Stock of the liquidation preference amount in accordance with the rights and designations of such series of Senior Preferred Stock, (B) distribution or payment to the holders of the Corporation’s Series H Convertible Preferred Stock of the liquidation preference amount in accordance with the rights and designations of such series of Senior Preferred Stock; (C) $1,025,437 to be reserved for Junior Stock holders as their interests appear; and (D) up to $2 million in payments under the 2018 Management and Key Employee Incentive Plan adopted by the Corporation (the Liquidation Funds less the amounts required under (A), (B), (C) and (D) hereof, the “Net Liquidation Funds”), multiplied by (y) 25% divided by (ii) the total number of outstanding shares of Series I Preferred Stock (the date, time or event on which the redemption is to be effected, the “Redemption Date”). The Redemption Date shall occur on the date as set forth herein, regardless of the amount, if any, of Net Liquidation Funds, or entitlement to Net Liquidation Funds to be paid and as to which the Holder is entitled.

(b) No more than 20 days prior to the Redemption Date and, to the extent reasonably practicable, at least 5 days prior to the Redemption Date, written notice shall be mailed by the Corporation, postage prepaid, to the holders of record (at the close of business on the Business Day next preceding the day on which notice is given) of the Series I Preferred Stock, at the address last shown on the records of the Corporation for each such holder or given by each such holder to the Corporation for the purpose of notifying such holders of the redemption to be effected, specifying the Redemption Date, the Liquidation Funds and Net Liquidation Funds and the place at which payment may be obtained, and calling upon such holders to surrender to the Corporation, in the manner and at the place designated, the shares to be redeemed (the “Redemption Notice”).

(c) On or before the Redemption Date, each holder of Series I Preferred Stock to be redeemed shall surrender such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Net Liquidation Funds for such shares shall be payable to the order of the person whose name appears on the Corporation’s record books as the owner thereof, and each such share shall be cancelled and retired.

(d) If the Redemption Notice shall have been duly given, and if as of the Redemption Date the appropriate aggregate redemption price/Net Liquidation Funds, if any, for the then outstanding shares of Series I Preferred Stock is either paid or made available for payment through the deposit arrangements specified in Section (e) below, then the rights of all of the holders of such shares with respect to such shares shall terminate after such Redemption Date, except only the right of the holders to receive the redemption price without interest upon surrender of the shares therefor, and no shares of the Series I Preferred Stock shall be deemed to be outstanding.

(e) On or prior to the Redemption Date, the Corporation may, at its option, deposit with a bank or trust company and designate a paying agent, as a trust fund, an amount in cash equal to Net Liquidation Amount unpaid, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the appropriate redemption amount to the respective holders upon the surrender of their shares. From and after the Redemption Date, all then-outstanding shares of Series I Preferred Stock shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date, the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, upon surrender of their shares. Any funds so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares of Series I Preferred Stock that have been redeemed who have not claimed such funds shall be entitled to receive payment of the redemption price only from the Corporation.

(f)     Any shares of Series I Preferred Stock redeemed by the Corporation pursuant to Section 4 or otherwise shall be retired and canceled and may not be reissued as shares of such series and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series I Preferred Stock accordingly.

Section 5.     Conversion. The Series I Preferred Stock shall not be convertible.

Section 6.     Voting Rights. The Series I Preferred Stock shall not be entitled to any voting rights other than with respect to the following:

(i)     amend, alter or repeal any provision of the Certificate of Incorporation (including this Certificate of Designation), if the amendment, alteration or repeal of the Certificate of Incorporation would adversely affect the rights, preferences, powers or privileges of the Series I Preferred Stock; or

(ii)     create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Senior Preferred Stock or Parity Stock or reclassify any authorized stock of the Corporation into any such stock, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such stock.

Section 7.     No Preemptive Rights. The Holders of Series I Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 8.     Fractional Shares. The Series I Preferred Stock may be issued in shares and fractions of a share, which shares or fractions of share shall entitle the Holder, in proportion to such Holder’s shares or fractional shares, to exercise voting rights, receive Net Liquidation Funds and to have the benefit of all other rights of Holders of Series I Preferred Stock.

Section 9.     Other Provisions.

(a)     Notices. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Eastern time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Trading Day or later than 5:30 p.m. (Eastern time) on any Trading Day, (iii) the next Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)     The headings of the various sections and subsections contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(c)     Except as may otherwise be required by law, the Series I Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and the Certificate of Incorporation, as amended, of the Corporation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series I Non-convertible Preferred Stock of Towerstream Corporation to be signed by its Chief Executive Officer on this 24th day of May, 2018.

By:	/s/ Ernest Ortega
Name:	Ernest Ortega
Title:	Chief Executive Officer

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